Exhibit 10.22

December 31, 2008

PERSONAL & CONFIDENTIAL

Annemarie Tierney
[Home address redacted]

Re:	Employment Agreement dated December 12, 2007 between you and NYFIX, Inc. (the “Agreement”).

Dear Annemarie:

You and NYFIX, Inc. agree to the following amendments to the Agreement.

1.	The following language is added to the fifth sentence of the second paragraph on Page 1 of the Agreement:

“payable in a lump sum no later than March 15 of the year after the year in which the bonus was achieved.”

2.	The fifth sentence of the first full paragraph on Page 3 of your agreement is amended in its entirety and replaced with the following two sentences:

“Notwithstanding the above, in the event you voluntarily terminate your employment with Good Reason or the Company terminates your employment without “Cause” (as defined on Attachment “A”), you will receive (i) a lump sum cash payment 30 days following your termination date equal to twelve (12) months’ base pay at your then-current rate, less required withholdings, (ii) reimbursement for your out-of-pocket COBRA expense during the 12 month period following your termination in accordance with NYFIX’s standard payroll practices, and (iii) acceleration of outstanding unvested equity as provided under the terms set forth on the attached forms of grant, provided that within 30 days of your termination you have executed, and any applicable revocation period has expired with respect to, a release document a form reasonably similar to that attached hereto to as Exhibit B (a “Release”).  The distribution of the payments and benefits you receive upon your termination of employment with the Company shall be subject to the terms and conditions set forth in Attachment C.

3.	A new Attachment B is added to read as set forth in Attachment B hereto.

If you are in agreement with the foregoing, kindly execute a copy of this letter and return it to the undersigned.

NYFIX, Inc.

Very truly yours, /s/ Steven Vigliotti Steven Vigliotti Chief Financial Officer
Accepted and Agreed: /s/ Annemarie Tierney Annemarie Tierney December 31, 2008 Date

Attachment B

Payments Subject to Section 409A

Subject to the provisions in this Attachment B, severance payments or benefits under this offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this offer letter:

(a)
It is intended that each installment of the severance payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)
If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)
Each installment of the severance payments and benefits due under this offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)
Each installment of the severance payments and benefits due under this offer letter that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(d)
The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-(h)(3).

(e)
All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)
The Company may withhold (or cause to be withheld) from any payments made under this offer letter, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.